Exhibit 99.1

Four Corners Property Trust, Inc.
Pro Forma Consolidated Financial Statements
(Unaudited)

Four Corners Property Trust, Inc. (the “Company,” “we,” “our” or “us”) was incorporated in the state of Maryland on July 2, 2015.
On August 8, 2018, the Company completed the acquisition (the "Initial Property Acquisition") of 46 Chili's properties (the "Initial Properties") pursuant to a Purchase and Sale Agreement (the "PSA"), dated August 1, 2018, with Brinker Property Corporation ("Brinker Property") and Brinker Propco Florida, Inc. ("Brinker Florida"), both subsidiaries of Brinker International, Inc. ("Brinker"), for the purchase price of $149.8 million. On September 28, 2018, the Company completed the acquisition (together with the Initial Property Acquisition, the "Brinker Property Acquisition") of the remaining two Chili's properties (together with the Initial Properties, the "Properties") under the PSA for a total purchase price of $5.9 million. Including the 46 Initial Properties acquired on August 8, 2018, the aggregate sales price for all the Properties was $155.7 million with an aggregate initial annual cash rent of approximately $9.9 million. All of the Properties are currently operated by Brinker or its subsidiaries. The Company has entered into individual triple-net lease agreements with either Brinker Property or Brinker Florida for each of the Properties, all of which have initial lease terms of 15 years subject to between two and six consecutive five-year renewal options, depending on the Property, by Brinker Property and Brinker Florida, with all of the leases guaranteed by Brinker.
The accompanying Unaudited Pro Forma Consolidated Balance Sheet and Unaudited Pro Forma Consolidated Statements of Income are presented to reflect the historical consolidated balance sheet of the Company as of June 30, 2018, which includes the Brinker Property Acquisition (and related financing) as if it had been completed on June 30, 2018; the historical consolidated statements of income for the year ended December 31, 2017, which includes the Brinker Property Acquisition as if it had been completed on January 1, 2017; and the historical consolidated statements of income for the six months ended June 30, 2018, which includes the Brinker Property Acquisition as if it had been completed on January 1, 2017.
Pro forma information is intended to provide investors with information about the impact of transactions by showing how specific transactions might have affected historical financial statements, illustrating the scope of the change in the historical financial position and results of operations. The adjustments made to historical financial information give effect to events that are directly attributable to the Brinker Property Acquisition and related financing and are factually supportable. The Unaudited Pro Forma Consolidated Financial Statements are prepared in accordance with Article 11 of Regulation S-X.
The Unaudited Pro Forma Consolidated Financial Statements set forth below are not statements of historical fact and there can be no assurance that the Company’s financial position and results of operations would not have differed significantly from those set forth below if the Brinker Property Acquisition and related financing had occurred on June 30, 2018, in the case of the Unaudited Pro Forma Consolidated Balance Sheet, or January 1, 2017, in the case of the Unaudited Pro Forma Consolidated Statements of Income. Accordingly, the Unaudited Pro Forma Consolidated Financial Statements are presented for illustrative purposes only and do not purport to represent, and are not necessarily indicative of, what our actual financial position and results of operations would have been had the Brinker Property Acquisition occurred on the date indicated, nor are they indicative of our future financial position or results of operations. Readers are cautioned not to place undue reliance on such information, and the Company makes no representations regarding the information set forth below or its ultimate performance compared to it. The Unaudited Pro Forma Consolidated Financial Statements exclude any non-recurring charges or credits directly attributable to the Brinker Property Acquisition.

Four Corners Property Trust, Inc.
Pro Forma Consolidated Balance Sheet
As of June 30, 2018
(Unaudited)
(In thousands)

	Four Corners Property Trust Historical Balance Sheet	Brinker Property Acquisition	Four Corners Property Trust Pro Forma for Brinker Property Acquisition	Financing	Four Corners Property Trust Pro Forma Balance Sheet
ASSETS		(A)		(B)
Real estate investments:
Land	$471,870	$67,019	$538,889	$—	$538,889
Buildings, equipment and improvements	1,118,348	90,220	1,208,568	—	1,208,568
Total real estate investments	1,590,218	157,239	1,747,457	—	1,747,457
Less: Accumulated depreciation	(605,407)	—	(605,407)	—	(605,407)
Total real estate investments, net	984,811	157,239	1,142,050	—	1,142,050
Cash and cash equivalents	88,371	(157,239)	(68,868)	96,355	27,487
Straight-line rent adjustment	25,505	—	25,505	—	25,505
Derivative assets	12,284	—	12,284	—	12,284
Other assets	11,903	—	11,903	—	11,903
Total Assets	$1,122,874	$—	$1,122,874	$96,355	$1,219,229

LIABILITIES AND EQUITY
Liabilities:
Long-term debt, net of deferred financing costs	$516,449	$—	$516,449	$—	$516,449
Dividends payable	17,278	—	17,278	—	17,278
Rent received in advance	8,461	—	8,461	—	8,461
Other liabilities	4,946	—	4,946	—	4,946
Total liabilities	547,134	—	547,134	—	547,134

Equity:
Preferred stock	—	—	—	—	—
Common stock	6	—	6	1	7
Additional paid-in capital	510,235	—	510,235	96,354	606,589
Retained earnings	45,418	—	45,418	—	45,418
Accumulated other comprehensive income	12,185	—	12,185	—	12,185
Noncontrolling interest	7,896	—	7,896	—	7,896
Total equity	575,740	—	575,740	96,355	672,095
Total Liabilities and Equity	$1,122,874	$—	$1,122,874	$96,355	$1,219,229

Four Corners Property Trust, Inc.
Pro Forma Consolidated Statements of Income
For the Year Ended December 31, 2017
(Unaudited)
(In thousands, except share and per share data)

	Four Corners Property Trust	Brinker Property Acquisition		Four Corners Property Trust Pro Forma
Revenues:
Rental	$113,937	$10,908	(AA)	$124,845
Restaurant	19,272	—		19,272
Total revenues	133,209	10,908		144,117
Operating expenses:				—
General and administrative	12,259	62	(BB)	12,321
Depreciation and amortization	21,811	2,690	(CC)	24,501
Restaurant expenses	18,652	—		18,652
Interest expense	19,469	—		19,469
Total operating expenses	72,191	2,752		74,943
Other income	324	—		324
Realized gain on sale, net	10,532	—		10,532
Income before income tax	71,874	8,156		80,030
Income tax benefit (expense)	18	(18)	(DD)	—
Net income	71,892	8,138		80,030
Net income attributable to noncontrolling interest	(498)	(57)	(EE)	(555)
Net Income Available to Common Shareholders	$71,394	$8,081		$79,475

Basic net income per share:	$1.18			$1.23
Diluted net income per share:	$1.18			$1.23
Weighted average number of common shares outstanding:
Basic	60,627,423			64,652,423	(FF)
Diluted	60,695,834			64,720,834	(FF)

Four Corners Property Trust, Inc.
Pro Forma Consolidated Statements of Income
For the Six Months Ended June 30, 2018
(Unaudited)
(In thousands, except share and per share data)

	Four Corners Property Trust	Brinker Property Acquisition		Four Corners Property Trust Pro Forma
Revenues:
Rental	$59,186	$5,454	(AA)	$64,640
Restaurant	10,293	—		10,293
Total revenues	69,479	5,454		74,933
Operating expenses:				—
General and administrative	6,873	31	(BB)	6,904
Depreciation and amortization	10,569	1,345	(CC)	11,914
Restaurant expenses	9,656	—		9,656
Interest expense	9,733	—		9,733
Total operating expenses	36,831	1,376		38,207
Other income	588	—		588
Realized gain on sale, net	10,879	—		10,879
Income before income tax	44,115	4,078		48,193
Income tax expense	(125)	(9)	(DD)	(134)
Net income	43,990	4,069		48,059
Net income attributable to noncontrolling interest	(291)	(27)	(EE)	(318)
Net Income Available to Common Shareholders	$43,699	$4,042		$47,741

Basic net income per share:	$0.71			$0.73
Diluted net income per share:	$0.71			$0.73
Weighted average number of common shares outstanding:
Basic	61,511,183			65,536,183	(GG)
Diluted	61,661,560			65,686,560	(GG)

Four Corners Property Trust, Inc.
Notes to Unaudited Pro Forma Consolidated Financial Statements

1.Notes to the Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2018

(A)    The Brinker Property Acquisition was accounted for as an asset acquisition, allocating the purchase price (including acquisition and closing costs) to land, building, and improvements based on the fair value of tangible assets acquired. The adjustment assumes the acquisition was initially funded in cash.
(B)    On August 7, 2018, the Company completed a stock offering pursuant to which we sold 4,025,000 shares of our common stock, par value $0.01 per share, at a price of $25.00 per share. We raised $100.6 million in gross proceeds, resulting in net proceeds of approximately $96.4 million after deducting $4.3 million in underwriting discounts and expenses related to the offering.

2.Notes to the Unaudited Pro Forma Consolidated Statements of Income for the Year Ended December 31, 2017 and the Six Months Ended June 30, 2018

(AA)    Amount represents the rental revenue recognized on a straight-line basis over the initial lease term of the Properties.
(BB)    Amount represents the franchise tax expense incurred as a result of the rental revenue received from the Properties.
(CC)    Amount represents depreciation and amortization expense based on the allocation of the purchase price. Depreciation and amortization expense is recognized using the straight-line method over an estimated useful life of 30.0 to 55.0 years and 3.0 to 13.0 years, for buildings and improvements, respectively.
(DD)    Amount represents the state income tax expense incurred as a result of the rental revenue received from the Properties.
(EE)    Amount represents the allocation of earnings for the year ended December 31, 2017 and the six months ended June 30, 2018, to the noncontrolling interest, which relates to the approximate 0.70% and 0.66%, respectively, of redeemable noncontrolling interest held by our limited partner.
(FF)    Amount represents the weighted average number of shares of our common stock at December 31, 2017, adjusted to include the stock offering noted in (B) above. The calculation assumes the shares of our common stock issued in the stock offering were outstanding for the entire period.
(GG )    Amount represents the weighted average number of shares of our common stock at June 30, 2018, adjusted to include the stock offering noted in (B) above. The calculation assumes the shares of our common stock issued in the stock offering were outstanding for the entire period.